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                                                                      EXHIBIT 99

                                  April 1, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549-0408

Ladies and Gentlemen:

This letter is written pursuant to Temporary Note 3T to Article 3 of Regulation S-X and SEC Release 33-8070. Keystone Property Trust has received a representation letter from Arthur Andersen LLP ("Andersen") stating that the audit of the consolidated balance sheets of Keystone Property Trust and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and that there was availability of national office consultation.

Very truly yours,

/s/ Timothy E. McKenna

Timothy E. McKenna
Senior Vice President and
  Chief Financial Officer


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